Exhibit 99.1

745 Seventh Avenue New York, NY 10019 United States

November 23, 2022

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated November 4, 2022, to the Board of Directors of Ouster, Inc. (the “Company”), as an Annex to the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of the Company, as filed by the Company on November 22, 2022 (the “Registration Statement”), relating to the proposed business combination transaction between the Company, Velodyne Lidar, Inc., Oban Merger Sub, Inc. and Oban Merger Sub II LLC and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinion of Barclays Capital Inc.”, “The Mergers—Background of the Mergers”, “The Mergers—Recommendation of the Ouster Board of Directors; Ouster’s Reasons for the Mergers”, “The Mergers—Opinion of Barclays, Ouster’s Financial Advisor” and “The Mergers—Certain Financial Forecasts Utilized in Connection with the Mergers”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Richard B. Hardegree
Name:	Richard B. Hardegree
Title:	Vice Chairman